Exhibit 10.1
AMENDMENT NO. 3 TO
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
     This Amendment No. 3 to Supplemental Executive Retirement Agreement, made and entered into this 23rd day of December, 2008 (this “AMENDMENT”), is made by and between Affiliated Computer Services, Inc. (the “COMPANY”) and Darwin Deason (the “EXECUTIVE”), to be effective as of the date hereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (defined below).
RECITALS:
     WHEREAS, the Executive and the Company entered into the Supplemental Executive Retirement Agreement on December 15, 1998 to be effective as of the first day of December, 1998, amended by Amendment No. 1 to Supplemental Executive Retirement Agreement effective as of August 11, 2003 and Amendment No. 2 to Supplemental Executive Retirement Agreement effective as of June 30, 2005 (the “AGREEMENT”);
     WHEREAS, the Executive and the Company desire to amend certain provisions of the Agreement, and the Compensation Committee of the Board of Directors of the Company has approved the desired amendments;
     WHEREAS, the Executive was granted Integrated Stock Options on October 8, 1998 (the “1998 OPTION”) and August 11, 2003 (the “2003 OPTION”) applicable to the calculation of Executive’s Accrued Benefit as provided in the Agreement;
     WHEREAS, the Executive exercised the 1998 Option on October 2, 2008 at the request of the Company;
     WHEREAS, the Company desires to reimburse the Executive for certain costs he incurred in connection with exercising the 1998 Option;
     WHEREAS, the Executive and the Company desire that the 2003 Option be terminated without exercise on December 31, 2008; and
     WHEREAS, the Executive and the Company desire to terminate the Agreement as of January 1, 2009, and for the Executive to receive, on January 2, 2009, his benefits under the Agreement, as described below.
     NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Executive and the Company hereby agree as follows:
     Section 1. 2003 Option Termination. Notwithstanding anything to the contrary in the Agreement or the stock option agreement and other documentation regarding the 2003 Option, the 2003 Option shall automatically be terminated without exercise on December 31, 2008. For the avoidance of doubt, the 2003 Option may not be exercised prior to, on or following such date.

     Section 2. Termination of Agreement. The Agreement shall be terminated as of January 1, 2009. On January 2, 2009, in full satisfaction of the Company’s obligations under the Agreement and with respect to the 2003 Option, the Executive shall receive an amount, in a single cash lump sum, equal to the Accrued Benefit that he would have earned under the Agreement upon Normal Retirement on January 1, 2009, without reduction for early commencement; provided, however, that for purposes of calculating such Accrued Benefit, (a) the Executive’s Final Average Monthly Compensation shall be determined as of January 1, 2009, (b) the Executive’s Stock Option Offset Value attributable to the 1998 Option shall be deemed to be $5,585,813 and (c) the Executive’s Stock Option Offset Value attributable to the 2003 Option shall be deemed to be equal to $0.
     Section 3. 1998 Option Exercise. On January 2, 2009, the Company will pay the Executive $1,697,317, subject to applicable withholdings, to reimburse him for certain costs he incurred in connection with exercising the 1998 Option.
     Section 4. No Assignment or Offset. Notwithstanding Section 13 of the Agreement, the Executive’s rights to the payment of any amounts under the Agreement or this Amendment may not be assigned, transferred, pledged or encumbered, and any attempted assignment, transfer, pledge or encumbrance shall be null and void. Notwithstanding Section 19 of the Agreement, except as permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, payments made by the Company to the Executive pursuant to the Agreement or this Amendment may not be reduced by, or offset against, any amount owing by the Executive to the Company.
     Section 5. No Effect on Consistent Terms. All terms of the Agreement not inconsistent with this Amendment shall remain in place and in full force and effect and shall be unaffected by this Amendment.
     Section 6. Section 409A. The modification of the time and form of payment of the benefits provided under the Agreement specified in this Amendment is effected pursuant to the authority provided under Section 3.02 of Notice 2006-79, 2006-43 IRB 307, as modified and superseded by Section 3.01 of Notice 2007-86, 2007-39 IRB 719.
     Section 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, AND ENFORCEABLE UNDER, THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE IN TEXAS THAT ARE TO BE WHOLLY PERFORMED IN TEXAS WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES OF TEXAS.

     Section 8. Headings. The section headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

EXECUTIVE:
By:	/s/ Darwin Deason
Darwin Deason

COMPANY: Affiliated Computer Services, Inc.
By:	/s/ Kevin Kyser
	Name:	Kevin Kyser
	Title:	Chief Financial Officer